Exhibit 99.2

CONSENT OF INTREPID PARTNERS, LLC

The Board of Directors of EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, TX 77002

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 21, 2022, to the Board of Directors of EnVen Energy Corporation, as Annex B to, and the reference to such opinion letter under the headings “Summary—Opinion of EnVen’s Financial Advisor,” “The Mergers—Background of the Mergers,” ”The Mergers—Recommendation of the EnVen Board and its Reasons for the Mergers,” “The Mergers—Opinion of EnVen’s Financial Advisor” and “The Mergers—Certain Unaudited Forecasted Financial Information” in, the proxy statement/consent solicitation statement/prospectus relating to the proposed merger involving EnVen Energy Corporation and Talos Energy Inc., which proxy statement/consent solicitation statement/prospectus forms a part of the Registration Statement on Form S-4 of Talos Energy Inc. filed with the Securities and Exchange Commission (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ INTREPID PARTNERS, LLC

INTREPID PARTNERS, LLC

October 27, 2022